Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

LACROIX VICTORIOUS IN LITIGATION . . .

CLAIMS COMPLETELY RETRACTED

FORT LAUDERDALE, FL, February 19, 2020 . . . National Beverage Corp. (NASDAQ: FIZZ) announces dismissal with prejudice and complete retraction of all of the allegations contained in a prior lawsuit which challenged LaCroix’s natural ingredient labeling. The plaintiff recanted the statements made in a sensationalized and widely-publicized press release issued by her counsel concurrent with the lawsuit that was filed.

In a written recantation, the Plaintiff, Lenora Rice, and her law firm withdrew and unequivocally retracted all the claims lodged against National Beverage. In the retraction, Rice and her law firm admitted that the testing of LaCroix conducted by their hired laboratory made no findings that LaCroix contained any artificial ingredients.

Rice and her lawyers confirmed they received no payment or compensation, directly or indirectly, and agreed to the retraction and dismissal of the lawsuit with prejudice. (See the complete letter from Plaintiff, Lenora Rice, together with her counsel, the law firm of Beaumont Costales LLC, below.)

“This dismissal confirms our promise to demonstrate that these allegations had absolutely no merit and reaffirms that the Company delivers a pure and innocent product,” stated a Company spokesperson. “This is a vindication of National Beverage and confirms the assurances we gave to our loyal following of LaCroix consumers, our customers and our shareholders that this lawsuit was baseless.”

We are grateful to our loyal consumers and healthy advocates that continue to anticipate our new and exciting innovations,” concluded the Company spokesperson.

Plaintiff, Lenora Rice, together with her counsel, the law firm of Beaumont Costales LLC (and each of its attorneys), affirmatively withdraw and unequivocally retract the claims set forth in Lenora Rice vs National Beverage Corp d/b/a LaCroix Sparkling Waters, United States District Court for the Northern District of Illinois, Case No. 1-18-cv-07151, challenging the packaging and/or labeling of LaCroix Sparkling Water with respect to the naturalness of its ingredients.

Rice claimed that independent laboratory testing commissioned by Beaumont Costales revealed ingredients in LaCroix that were not “natural.” That laboratory has since confirmed in writing and  separately under oath that its testing could not, and did not, determine whether the ingredients were “synthetic” and made no finding as to the source of the ingredients it identified. We do not dispute that those same ingredients can be derived naturally. In addition, Rice and Beaumont Costales have been provided with the results of the independent testing conducted by another accredited laboratory, which confirmed that LaCroix's flavor ingredients are 100% natural and free of any “synthetic” sources.

While both Rice and Beaumont Costales contend that they did not intend any harm to National Beverage Corp., its shareholders, retailers and, most importantly, its following of loyal consumers, they both acknowledge harm was done.

This retraction is intended to be inclusive of all facts set forth and implications made in connection with Rice's lawsuit, including any and all complaints, pleadings, responses, replies, motions, affidavits, oral statements, and/or any responses to discovery. Rice and Beaumont Costales further acknowledge that they received no payment whatsoever for this retraction or for the withdrawal and dismissal of their Complaint.

By signing below, we expressly consent and agree that this letter may be used by National Beverage Corp., or its successors and assigns, with its retailers, consumers, analysts, other putative or actual plaintiffs and their counsel, and the media.